Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-8 pertaining to the Gary M. Laskowski 2008 Employment Agreement and Plan, the Michael A. D’Amelio 2008 Employment Agreement and Plan, and the Gary G. Brant 2008 Consulting Agreement and Plan and the related Prospectus and to the incorporation by reference of our report dated April 2, 2007, with respect to the consolidated financial statements of Solomon Technologies, Inc. as of December 31, 2006 and for each of two years in the period ended December 31, 2006, and our reported dated August 17, 2006, with respect to the consolidated financial statements of Technipower LLC as of December 31, 2005 and 2004 and for the years then ended.

/s/ UHY LLP

Hartford, Connecticut
January 16, 2008